Exhibit 99.h(2)(viii)

Service Organization Name: Raymond James & Associates, Inc.

FORM OF BLACKROCK

DISTRIBUTION SERVICES AND SALES SUPPORT SERVICES AGREEMENT FOR CLOSED-END FUNDS

BlackRock Investments, Inc.

40 East 52nd Street

New York, NY 10022

BlackRock Investments, Inc. (“BII”) and the service organization named below (“Service Organization”) wish to enter into this Agreement relating to the clients of Service Organization (“Clients”) who may from time to time beneficially own equity interests (collectively, the “Shares”) in any closed-end investment company included in Schedule A, which may be amended by BII from time to time (each a “Closed-End Fund”), distributed by BII (each a “Fund” and, collectively, the “Funds”).

The terms and conditions of this Agreement are as follows:

Section 1:                                Except as otherwise designated in Appendix A to this Agreement, Service Organization agrees to provide general shareholder services relating to the administration of shareholder accounts with respect to Clients who may from time to time beneficially own Shares.

“General shareholder services” include, but are not limited to, (i) answering Client inquiries regarding account status and history, the manner in which purchases, exchanges and redemptions or repurchases of shares may be effected and certain other matters pertaining to the Clients’ investments; (ii) assisting Clients in designating and changing dividend options, account designations and addresses; (iii) assisting in the preparation of reports and transaction statements to Clients; (iv) providing sub-accounting services for Shares held beneficially by Clients; (v) distributing or causing to be distributed reports of a Fund and other information to Clients; (vi) distributing or causing to be distributed proxies and (vii) providing such other similar services as a Fund, BII or a Client may reasonably request.

Section 2:                                Except as otherwise designated in Appendix A to this Agreement, Service Organization agrees to provide distribution services and sales support services for the Shares included in Schedule A for which it receives a distribution services and sales support services fee as included in Appendix A of this Agreement.

Section 3:                                Service Organization represents that the fees paid to it pursuant to this Agreement are reasonable in relation to the services it provides and are reasonably similar to fees it receives for equivalent services provided to other parties.  BII and its designees represent that all appropriate disclosures pertaining to the fee arrangements hereunder are included in the current prospectuses or Statement of Additional Information of the Funds and that these fee arrangements have been approved by the Board of Directors/Trustees of the Funds.  Service

Organization agrees, represents and warrants to provide disclosure documents to its Clients consistent with applicable legal requirements in effect from time to time.

Section 4:                                Neither Service Organization nor any of its officers, employees or agents are authorized to make any representations concerning a Fund or its Shares except those contained in the then current prospectuses and Statement of Additional Information for Shares, repurchase offer notices or in such supplemental literature or advertising as may be authorized by the Fund or BII in writing.

Section 5:                                For all purposes of this Agreement, Service Organization will be deemed to be an independent contractor, and will have no authority to act as agent for the Funds or BII in any matter or in any respect.  Service Organization shall disclose to its Clients that they are transacting business with Service Organization only and not with BII or the Funds and that they shall look only to Service Organization and not to BII or the Funds for resolution of problems or discrepancies in their accounts.  Service Organization agrees to and does release, indemnify and hold the Funds, BII and their agents and employees harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by Service Organization or its officers, employees or agents regarding the responsibilities of Service Organization hereunder or, except as noted in this Section 5, for the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of Clients to whom Service Organization provides services hereunder.  BII agrees to and does release, indemnify and hold the Funds, Service Organization and their agents and employees harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by BII or its officers, employees or agents regarding the responsibilities of BII hereunder. BII further agrees to release, indemnify and hold harmless the Fund, Service Organization and any of its respective affiliates from any and all direct or indirect liabilities or losses due to the negligence of BII regarding the purchase, redemption, transfer or registration of Fund shares for accounts of Service Organization and its clients.  Service Organization and its employees will, upon reasonable request, be available during normal business hours to consult with the Funds, BII or their designees concerning the performance of Service Organization’s responsibilities under this Agreement.

Section 6:                                (i) In consideration of the services and facilities provided by Service Organization pursuant to Section 1 hereof, a Fund, BII or an affiliate of BII, as disclosed from time to time in the respective Fund’s Registration Statement, will pay to Service Organization, and Service Organization will accept as full payment therefor, the service fees set forth in Appendix A to this Agreement at annual rates based on the average daily net asset value of the Shares beneficially owned by Clients for whom Service Organization is the dealer of record or holder of record with whom Service Organization has a servicing relationship (the “Clients’ Shares”), which fees will be computed daily and payable periodically at the intervals specified in Appendix A.  Service Organization agrees to waive the payments of any general shareholder service fees unless and until BII has received such fees from the applicable Fund.

(ii)                    In consideration of the services and facilities provided by Service Organization pursuant to Section 2 hereof, a Fund, BII or an affiliate of BII, as disclosed from time to time in the respective Fund’s Registration Statement, will pay to Service Organization, and Service Organization will accept as full payment therefor, the distribution services and sales support services fees set forth in Appendix A to this Agreement at annual rates based on the average daily net asset value of the Clients’ Shares, which fees will be computed daily and payable periodically at the intervals specified in Appendix A.  Service Organization agrees to waive the payment of distribution, sales and sales support fees unless and until BII has received such fees from the applicable Fund.

(iii)                 For purposes of determining the fees payable under this Section 6, the average daily net asset value of the Clients’ Shares will be computed in the manner specified in the applicable Fund’s Registration Statement (as the same is in effect from time to time).  The fee rate(s) set forth in Appendix A to this Agreement may be prospectively increased or decreased by the Funds and BII, in their sole discretion, at any time upon thirty (30) days notice to Service Organization.  Further, any Fund may, in its discretion and with prior notice, suspend or withdraw the sale of its Shares, including the sale of its Shares to Service Organization for the account of any Client or Clients.

(iv)                The fees set forth in Appendix A to this Agreement shall be automatically amended to reflect any changes thereto approved by the Board of Directors/Trustees of a Fund from time to time upon thirty (30) days notice to the Service Organization.

Section 7:                                Any person authorized to direct the disposition of monies paid or payable pursuant to this Agreement will provide to the applicable Fund’s Board of Directors/Trustees, and the directors/trustees will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.  Service Organization will furnish the Funds, BII or their designees with such information as they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with the Funds, BII and their designees (including, without limitation, any auditors designated by the Funds), in connection with the preparation of reports to the Board of Directors/Trustees concerning this Agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law.

Section 8:                                Either party may enter into other similar Agreements with any other person or persons without the other party’s consent.

Section 9:                                This Agreement will become effective on the date it is accepted and signed by BII or its designee.  Unless sooner terminated, this Agreement will continue until the second anniversary of the date on which the Agreement is executed, and thereafter will continue automatically for successive annual periods, provided such continuance is approved at least annually by the Funds.  This Agreement is terminable with respect to any class of Shares, without penalty, at any time by the applicable Fund or by either BII or Service Organization upon thirty (30) days written notice to the parties hereto.

Section 10:                          All notices and other communications to BII or Service Organization will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address stated herein, or to such other addresses as any party shall so provide to other parties.

Section 11:                          This Agreement will be construed in accordance with the laws of the State of Delaware.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by a party without the written consent of the other parties or as expressly contemplated by this Agreement.

Section 12:                          Service Organization agrees to provide general shareholder services and distribution services and sales support services in accordance with all applicable federal and state securities laws and the rules and regulations of applicable regulatory agencies or authorities, such as the Securities and Exchange Commission and the Financial Industry Regulatory Authority (“FINRA”), including the application of Rule 22c-1(a) under the 1940 Act to the Funds as though the Funds were open-end investment companies to the extent requested by BII or a Fund, and all requirements to provide specific disclosures to Clients regarding fees paid under this Agreement.  Service Organization will, upon reasonable request, annually certify to compliance with all applicable federal, state and self-regulatory organization requirements.  Service Organization agrees to endeavor to promptly advise BII if it receives notice of any of the following: (1) any Client complaint, litigation initiated or threatened, or communication by a regulatory authority which solely relates to a Fund or to a transaction in Fund Shares by Service Organization; or (2) any examination by any regulatory agency or self-regulatory organization that has resulted in a finding by the agency or organization of a material compliance deficiency that directly impacts Service Organization’s performance under this Agreement; and Service Organization agrees to endeavor to promptly provide BII with such information and documentation thereon as BII may request.

BII acknowledges and agrees that Service Organization is not responsible for: (i) any information contained in any prospectus, registration statement, annual or semi-annual report, proxy statement, or item of advertising or marketing material prepared by a Fund, BII or their designees which relate to the Funds; (ii) registration or qualification of any Fund Shares under any federal or state laws; or (iii) compliance by a Fund or BII with all applicable federal and state laws, rules and regulations, the rules and regulations of any self-regulatory organization with jurisdiction over the above-named parties, and the provisions of the Funds’ prospectuses and statements of additional information (the foregoing laws, rules and regulations are collectively referred to herein as “Applicable Law”).

Service Organization shall comply with all Applicable Law, including but not limited to Rule 22c-1(a) under the 1940 Act as though the Funds were open-end investment companies, and all requirements to provide specific disclosures regarding fees paid under this Agreement.  Service Organization has policies and procedures in place in order to comply with all such requirements as applicable and effective, including its obligations under the provisions of the International Money Laundering Abatement Act, the USA PATRIOT Act, the Bank Secrecy Act (“BSA”) and any other anti-money laundering law, rule or regulation applicable to Service Organization as a financial institution under the BSA, or otherwise.  Subject to legal restrictions, Service Organization will, upon reasonable request, promptly provide to a Fund, BII or their designee evidence of those policies and procedures and Service Organization’s compliance therewith and/or evidence establishing the identities and sources of funds for each purchase of Shares of the Fund.  Service Organization acknowledges and agrees that the Fund Parties are not responsible for Service Organization’s compliance with Applicable Law.

Service Organization has in place policies and procedures that are reasonably designed to meet the requirements imposed by the Bank Secrecy Act as amended by the USA PATRIOT Act. Service Organization’s AML program, at a minimum; 1) designates a compliance office to administer and oversee the AML Program; 2) provides ongoing employee training; 3) includes an independent audit function to test the effectiveness of the Program; 4) establishes internal policies, procedures, and controls that are tailored to its particular business; 5) includes a

Customer Identification Program consistent with the rules under Section 326 of the Act; 6) provides for the filing of all necessary anti-money laundering reports including, but not limited to, suspicious activity reports; and 7) provides for screening customers against the Office of Foreign Asset Control (“OFAC”) list and any other government list that is or becomes required under the Act.

Section 13:                          Service Organization agrees that any orders transmitted to a Fund or its agent are subject to the terms and conditions of the Fund’s prospectus (including, without limitation, those provisions regarding the purchase, exchange and redemption of Shares and policies to deter market timing and other inappropriate trading activity such as any redemption fees and any limitations on exchanges) and this Agreement and are subject to acceptance or rejection by the Fund in its sole discretion.  A Fund’s failure to reject any purchase orders that might be deemed to be inappropriate shall not constitute a waiver of its rights under this section.  Service Organization’s handling of orders for transactions of Shares shall also comply with Service Organization’s internal policies and procedures, which Service Organization believes to be appropriate and sufficient with regard to the handling of Fund orders on a timely basis and which Service Organization believes provide adequate controls and procedures to ensure ongoing compliance with all Applicable Law and the Fund’s prospectus.  BII shall notify Service Organization of any pertinent changes.

Section 14:                          Rule 22c-2 Compliance: (a) Agreement to Provide Information.  The Service Organization agrees to provide to a Fund or its designee, upon written request of BII or the Fund, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government issued identifier (“GII”), if known, of any or all Shareholders (as defined in Rule 22c-2 under the 1940 Act (“Rule 22c-2”)) of an account maintained by the Service Organization and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or the account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through the account maintained by the Service Organization during the period covered by the request.

(b)                                 Redemption Fees.  Any applicable redemption fee or deferred sales charge will be deducted prior to the transmission of the redemption proceeds to Service Organization or its Clients.

Section 15:                          This Agreement may be amended by BII at any time upon written notice to the Service Organization, and the Service Organization’s placing of a transaction regarding Shares of a Fund after notice of such amendment has been sent shall constitute the Service Organization’s agreement to such amendment. Any change or waiver to this Agreement or any term thereof desired by Service Organization shall be executed in writing and signed by both BII and Service Organization.  This Agreement may be assigned by BII to any affiliate of BII, provided that such affiliate is registered with FINRA.  This Agreement may not be assigned by Service Organization without the prior written consent of BII.

Section 16:                          BII and the Funds shall have full authority to take such action as they may deem reasonably advisable in respect of all matters pertaining to the continuous offering of the Shares.  In no way shall the provisions of this Agreement limit the authority of BII or the Funds to take such lawful action as they may deem appropriate or advisable in connection with all matters relating to the operation of the Funds and the sale of the Shares.  BII and the Funds shall be under no liability to Service Organization or its Clients except for lack of good faith and for obligations expressly assumed by BII and the Funds herein.  Nothing contained in this paragraph is intended to operate as, and the provisions of this paragraph shall not in any way whatsoever constitute, a waiver by Service Organization of compliance with any provision of the Securities Act of 1933, as amended, or of the rules and regulations of the SEC issued thereunder.

Section 17:                          Except to the extent required by applicable law, no party shall use any other party’s names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of the other party.

Section 18:                          (a)  All confidential information of a party and of the third parties with which it does business, including without limitation information relating to computer systems, participant data, customer lists and business plans, is collectively referred to as its “Confidential Information.”  Except as expressly permitted by this Agreement, each party hereto will: (i) keep and maintain all Confidential Information of the other parties in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure; (ii) not, directly or indirectly, disclose any Confidential Information of the other party or parties to any third party, except with the other party’s or parties’ prior written consent; and (iii) not make use of the other party’s or parties’ Confidential Information for its own purposes or the benefit of any party except the other.

(b)                                 Each party will be permitted to disclose the others’ Confidential Information only to its employees, legal counsel, auditors and agents (collectively, “Employees”) having a need to know the Confidential Information in connection with the performance of its obligations under this Agreement.  The parties will instruct their respective Employees as to their obligations under this Agreement.  Despite any contrary provision in this Agreement, any party may disclose the others’ Confidential Information to the extent required to comply with law, or a court order; provided, however, that each party must promptly notify the other parties of receipt of a request (to the extent practicable and if lawfully permitted to do so) for Confidential Information made pursuant to law or court order, give the other parties a reasonable opportunity to prevent the disclosure of the Confidential Information, and reasonably cooperate with the other parties in any efforts they make to prevent the disclosure of the Confidential Information.  In the event that access to or delivery of any Confidential Information is requested of the recipient by a regulatory, self-regulatory or supervisory authority having appropriate jurisdiction, the recipient shall give to the provider, to the extent practicable and if lawfully permitted to do so, prompt written notice of such request, but may comply with such request

Section 19:                          Despite any contrary provision in this Agreement, Confidential Information of a party will not include information that: (i) is or becomes generally known to the public not as a result of a disclosure by the other parties, (ii) is rightfully in the possession of the other parties before disclosure by the first party, (iii) is independently developed by the other parties without reliance on the Confidential Information, or (iv) is received by the other parties in good faith and without restriction from a third party not under a confidentiality obligation to the first party and having the right to make such disclosure.  The parties each acknowledge that the disclosure of the others’ Confidential Information may cause irreparable injury to the others and damages which may be difficult to ascertain.  Therefore, each party will be entitled to seek injunctive relief upon a disclosure or threatened disclosure of any of its Confidential Information that would violate the terms of this Agreement.  Without limitation of the foregoing, each party will advise the others immediately in the event that it learns or has reason to believe that any person or entity which has had access to Confidential Information has violated or intends to violate the terms of this Agreement.

Section 20:                          This Agreement, including all exhibits, contains the entire agreement between the parties with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements and understandings with regard to the Funds between the parties relating to the subject matter hereof.

Section 21:                          Service Organization shall have the right to prepare for internal use only, its own internal marketing memorandums, bulletins and/or information relating to the Funds or units of interest in the Fund represented by this Agreement.  BII shall have no obligation, responsibility or liability with regard to the preparation, use or content of such material.  For the avoidance of doubt, Service Organization shall release, indemnify and hold the Funds, BII and their agents and employees harmless from and against any and all direct or indirect liabilities or losses resulting from the use of materials referred to in this Section 21.

Section 22:                          BII acknowledges that under Federal law and regulations adopted by Securities and Exchange Commission, all customer information relating to customers of Service Organization must be maintained in strict confidence.  Accordingly, BII agrees:  (i) to take reasonable steps necessary to maintain the confidentiality of the information to the same extent as is required by Service Organization and (ii) to use the information solely for the purpose of assisting Service Organization in conducting its business, and for no other purpose.  In addition, all Financial Advisor information, including, but not limited to , production information, customer base, telephone number and address provided by Service Organization must be maintained by BII in strict confidence and not disclosed to any third party, or use for its own benefit (other than expressly permitted in the Confidentiality clause) or the benefit of any third party.

Section 23:                          Should a dispute arise under this agreement that cannot be resolved amicably by the parties, both parties agree to submit to binding arbitration under the then current rules of the Financial Industry Regulatory Authority in New York, New York.

Section 24:                          BII, upon written request of Service Organization, agrees to provide Service Organization with a copy of any materials distributed to the Fund’s investors.  In addition, BII agrees to direct a copy of the generic form of all communications, notices or other materials intended for Service Organization to the attention of:

Fred Whaley

Managing Director of the Alternative Investments Group

Raymond James & Associates, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

Section 25:                          BII agrees not to knowingly solicit any accounts introduced to the Funds by Service Organization for the sale of shares with respect to any products other than the Fund and further agrees that it will not knowingly provide information regarding any such accounts to any other solicitor or authorize any solicitation of any such accounts by others on BII’s behalf.  Additionally, BII agrees that it will not knowingly solicit orders directly from clients of Service Organization nor will it knowingly solicit orders for additional purchases directly from financial advisers affiliated with Service Organization.  This provision shall survive the termination of and/or further amendments to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year written below.

BLACKROCK INVESTMENTS, INC.

By:
	Service Organization Name		(Authorized Officer)
(please print or type)

	Address		Signature

City	State	Zip Code	Title

By:
	(Please Print or Type)		Date

Signature

Title

Date

Schedule A

List of Applicable Funds under the Terms of this Agreement

BlackRock Fixed Income Value Opportunities

Date:

Appendix A

BLACKROCK

Appendix A to

DISTRIBUTION SERVICES AND SALES SUPPORT SERVICES AGREEMENT FOR CLOSED-END FUNDS

FEE SCHEDULE

Pursuant to the terms and conditions set forth in the attached Distribution Services and Sales Support Services Agreement for Closed-End Funds (the “Agreement”), Service Organization agrees to provide the services described in Section 1 and Section 2 of the Agreement for each Fund.  If you do not intend to provide services and receive payment for a Fund, please sign below next to the type of services/payments.

General Shareholder  Services —

Distribution Services and Sales Support Services(1) —

Pursuant to the terms and conditions set forth in the Agreement (including Section 4 thereof), Service Organization will accept as full payment for the services provided by it as specified above a Distribution Services and Sales Support Services Fee and/or a Service Fee for General Shareholder  Services (calculated daily and payable monthly) for the Funds as listed below:

Fund	Service Fee (Account Maintenance Fee)	Distribution Services and Sales Support Services Fee
BlackRock Fixed Income Value Opportunities (FIVO)	0.25% of the net asset value of common shares owned by customers of Service Organization, but not to exceed [ ]%	0.25% of the net asset value of common shares owned by customers of Service Organization, but not to exceed [ ]%

(1)                                  The range of these payments and the Service Organizations who are receiving these payments are disclosed in the Fund’s prospectus or Statement of Additional Information.

Except as otherwise agreed by the parties, the foregoing fees will accrue and be payable on each Share beneficially owned by a Client for periods beginning on and after the following dates:

Service Fee for General

Shareholder Services

Distribution Services and

Sales Support Services Fee